Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tennant Company:

We consent to the incorporation by reference in the registration statements No. 33-62003 on Form S-8 relating to the Tennant Company 1995 Stock Incentive Plan, No. 333-28641 on Form S-8 relating to the Tennant Company Non-Employee Director Stock Option Plan, No. 333-73706 on Form S-8 relating to the Tennant Company 1999 Stock Incentive Plan, No. 333-51531 on Form S-8 relating to the Tennant Commercial Retirement Savings Plan, No. 333-157708 on Form S-8 relating to the Tennant Company Profit Sharing and Employee Stock Ownership Plan, No. 333-142581 on Form S-8 relating to the Tennant Company 2007 Stock Incentive Plan, and No. 333-160887 on Form S-3 of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Tennant Company and subsidiaries as of December 31, 2009 and 2008, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Tennant Company.

/s/ KPMG LLP

Minneapolis, Minnesota
February 26, 2010